Exhibit (j)(5)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Variable Equity Trust
We consent to the use of our report dated December 15, 2009, with respect to Legg Mason Global Currents Variable International All Cap Opportunity Portfolio, a series of Legg Mason Partners Variable Equity Trust, as of October 31, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
New York, New York
February 17, 2010